Equitable Real Estate Hyperion Capital Advisors, L.L.C.
                               520 Madison Avenue
                            New York, New York 10020


                               September 22 , 1995


Board of Directors of
 Equitable Real Estate Hyperion High-Yield
 Commercial Mortgage Fund, Inc.
520 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

       I hereby subscribe for 10,000 shares of Common Stock, $0.001 par value per share, of Equitable Real Estate Hyperion High-Yield Commercial Mortgage Fund, Inc., a Maryland corporation (the "Fund"), at $10.00 per share for an aggregate purchase price of $100,000. My payment in full is confirmed.

       I hereby represent and agree that I am purchasing these shares of stock for investment purposes, for my own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares. I further agree that if any of such shares are redeemed during the period that the deferred organizational expenses of the Fund are being amortized, I will reimburse the Fund the then unamortized organizational expenses in the same ratio as the number of shares redeemed bears to the number of such shares held at the time of redemption.

                                            Very truly yours,

                                            EQUITABLE REAL ESTATE HYPERION
                                            CAPITAL ADVISORS, L.L.C.


                                            By:__________________________


Confirmed and Accepted:

EQUITABLE REAL ESTATE HYPERION HIGH-YIELD
  COMMERCIAL MORTGAGE FUND, INC.



By:___________________________

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